 Exhibit 99.1

OncoSec Appoints Dr. Robert Arch as President and Chief Executive Officer

PENNINGTON, NJ and SAN DIEGO, CA, April 29, 2022 /PRNewswire/ — OncoSec Medical Incorporated (NASDAQ: ONCS) (the “Company” or “OncoSec”), a clinical-stage biotechnology company focused on developing intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer, today announced the appointment of Robert H. Arch, Ph.D., as President and Chief Executive Officer.

Dr. Arch was previously Head of Research at Elpiscience Biopharma, Ltd. from October 2019 to June 2021, and Head of the Liver Disease Department at China Novartis Institutes for BioMedical Research from February 2017 to October 2019. Robert’s leadership roles have been focused on shaping strong teams and building diversified R&D pipelines with innovative assets, from ideas to late-stage clinical development programs. His career over 28 years extends from academia to the pharmaceutical industry, including positions at Novartis, Takeda, GlaxoSmithKline, and Pfizer. Robert’s expertise in basic research and drug development includes chronic liver disease, cancer, immuno-oncology, respiratory disease, and inflammatory disorders.

“On behalf of the Board of Directors, we are excited to welcome Robert to OncoSec and confident he will bring a focus on long-term value creation,” remarked Kevin Smith, Board member of OncoSec. “Robert is uniquely qualified based on his executive experience in leading cross-functional pipeline strategy, and building and leading discovery teams across multiple geographic regions throughout his career.”

“I am grateful for the opportunity to join OncoSec and excited to advance TAVO and the intratumoral platform technology,” said Dr. Robert Arch. “I am honored to lead our team in our mission to bring truly novel immunotherapies to patients.”

Dr. Arch earned his Ph.D. in Germany at the University of Wuerzburg and the German Cancer Research Center (DKFZ), Heidelberg. After postdoctoral training at the DKFZ and the University of Chicago, he started his independent career as a faculty member in the Departments of Medicine and Pathology & Immunology at Washington University in Saint Louis. Robert is an author on more than 40 publications and book chapters, and he is co-inventor on several patents for clinical-stage assets.

Inducement Grants under Nasdaq Listing Rule 5635(c)(4)

In connection with the hiring of Dr. Arch, the Compensation Committee of OncoSec’s Board of Directors granted to Dr. Arch non-qualified stock options to purchase 700,000 shares of OncoSec common stock as an inducement material to Dr. Arch entering into employment with OncoSec in accordance with Nasdaq Listing Rule 5635(c)(4), which grant shall be made outside of OncoSec’s 2011 Stock Incentive Plan. The stock options have an exercise price equal to the closing price of OncoSec’s common stock on May 2, 2022, and will vest quarterly commencing on the first completed calendar quarter after the date of grant, subject to the terms of grant. The vesting of shares of common stock underlying the non-qualified stock options are subject to Dr. Arch’s continuous service with OncoSec through each such vesting date.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a biotechnology company focused on developing intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO™ as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical trials of TAVO™ have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach along with an acceptable safety profile, warranting further development. In addition to TAVO™, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ is a trademark of OncoSec Medical Incorporated.

Company Contact

Investor Contact

Mike Moyer

LifeSci Advisors

+1-617-308-4306

mmoyer@lifesciadvisors.com